Exhibit 99.1

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein	Pamela Matthews Garibaldi
Chief Financial Officer and	Vice President, Investor Relations and
Chief Investment Officer	Corporate Marketing
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FULL YEAR 2012 FFO OF $4.44 PER SHARE AND CORE FFO OF $4.46 PER SHARE

San Francisco, Calif. (February 15, 2013) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for its fourth quarter and for the full year ended December 31, 2012. All per share results are on a diluted share and unit basis, except net income per share results are on a diluted share basis.

Highlights:

•

Reported FFO of $4.44 per share for the year ended December 31, 2012, up 9.4% from $4.06 per share for the year ended December 31, 2011. Excluding certain items that do not represent ongoing expenses or revenue streams in each full year, 2012 core FFO was $4.46 per share, up 9.0% from 2011 core FFO of $4.09 per share;

•

Reported FFO of $1.16 per share for the fourth quarter of 2012, up 13.7% from $1.02 per share for the fourth quarter of 2011. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, fourth quarter 2012 core FFO was $1.19 per share, up 15.5% from fourth quarter 2011 core FFO of $1.03 per share;

•

Reported net income for the year ended December 31, 2012 of $216.0 million and net income available to common stockholders of $171.7 million, or $1.48 per share, up 12.1% from $1.32 per share for the year ended December 31, 2011;

•	Set record for leases commenced during the full year 2012 totaling approximately $134.9 million in annualized GAAP rental revenue;

•	Signed leases during 2012 totaling over $105.7 million in annualized GAAP rental revenue;

•	To date in 2013, signed leases totaling $31.4 million in annualized GAAP rental revenue;

•

Acquired 13 properties totaling approximately 3.3 million square feet for approximately $1.6 billion, and a 164,000 square foot property in Hong Kong acquired through an investment in an unconsolidated joint venture, in 2012;

•	Increased 2013 quarterly common stock dividend by 6.8% to $0.78 per share;

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

•	In January 2013, closed our inaugural international bond offering with a £400 million 12-year unsecured notes issuance; and

•

Confirming 2013 FFO guidance range of $4.65 – $4.80 per share, up 6.4% at the midpoint from 2012 FFO of $4.44 per share and 2013 core FFO guidance range of $4.70 – $4.85 per share, up 7.1% at the midpoint from 2012 core FFO of $4.46 per share.

Funds from operations (“FFO”) on a diluted basis was $159.4 million in the fourth quarter of 2012, or $1.16 per share, up 2.7% from $1.13 per share in the previous quarter, and up 13.7% from $1.02 per share in the fourth quarter of 2011. For the year ended December 31, 2012, FFO on a diluted basis was $583.5 million, or $4.44 per share, up 9.4% from $4.06 per share in 2011.

“Adjusting for items that do not represent ongoing expenses or revenue streams, fourth quarter 2012 core FFO was approximately $4.1 million higher than reported FFO, or $1.19 per share, up 15.5% from fourth quarter 2011 core FFO of $1.03 per share,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty. “Similarly, full year 2012 core FFO was $4.46 per share after adjusting for non-core items. This reflects a 9.0% increase over full year 2011 core FFO of $4.09 per share.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and core FFO and definitions of FFO and core FFO are included as an attachment to this press release.

Net income for the fourth quarter of 2012 was $55.9 million, compared to $56.9 million for the third quarter of 2012 and $47.2 million for the fourth quarter of 2011. Net income available to common stockholders in the fourth quarter of 2012 was $44.8 million, or $0.36 per share, compared to $45.6 million, or $0.37 per share, in the third quarter of 2012, and $36.0 million, or $0.34 per share in the fourth quarter of 2011. For the year ended December 31, 2012, net income was $216.0 million, up 33.3% over 2011 net income of $162.1 million. Net income available to common stockholders for the year ended December 31, 2012 was $171.7 million, or $1.48 per share, up 12.1% from $1.32 per share in 2011.

The Company reported total operating revenues of $349.7 million in the fourth quarter of 2012, up 29.2% from $270.6 million in the fourth quarter of 2011, and total operating revenues of $1.3 billion for the year ended December 31, 2012, up 18.2% from $1.1 billion in 2011.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

“We are very pleased to deliver another solid year of earnings growth for our shareholders in 2012. We continued to expand into key high demand global markets while capturing significant demand for data center space in top markets across North America,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “We are very encouraged by the $31.4 million in annualized GAAP rental revenue that we have signed to date in 2013 which already represents our strongest first quarter for lease signings ever.”

Acquisitions Activity

In November 2012, the Company acquired a 271,000 square foot space held for development located on 34.31 acres of land in Totowa, New Jersey for a purchase price of $16.8 million. The Company plans to develop the existing building to accommodate 15 megawatts of critical IT load and construct a 50 megawatt onsite substation to support the development of additional data center capacity in future phases. In December 2012, the Company completed the acquisitions of a fully leased 52,000 square-foot data center in Sydney, Australia for AU$11.75 million and a three-property data center portfolio in the Paris, France metro area for €60.0 million. Structured as a sale-leaseback transaction, the properties acquired in Paris total approximately 186,000 rentable square feet with nearly five megawatts of IT capacity.

During the full year 2012, the Company acquired 13 properties totaling approximately 3.3 million square feet for approximately $1.6 billion, and a 164,000 square foot property in Hong Kong acquired through an investment in an unconsolidated joint venture.

As of February 15, 2013, the Company’s portfolio comprised 117 properties, excluding three properties held in unconsolidated joint ventures, consisting of 168 buildings totaling approximately 21.9 million net rentable square feet, including 2.4 million square feet of space held for development. The portfolio is strategically located in 32 key technology markets throughout North America, Europe, Asia and Australia.

Balance Sheet Update

Total assets grew to approximately $8.8 billion at December 31, 2012 from $6.1 billion at December 31, 2011. Total debt increased to $4.3 billion at December 31, 2012 from $2.9 billion at December 31, 2011. Stockholders’ equity was approximately $3.5 billion at December 31, 2012, up from over $2.5 billion at December 31, 2011.

In January 2013, the Company closed its inaugural international bond offering with a £400 million 12-year unsecured notes issuance, interest on which is payable semiannually in arrears at a rate of 4.250% per annum.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

2013 Outlook

FFO per share for the year ending December 31, 2013 is projected to be between $4.65 and $4.80. This guidance represents expected FFO growth of 4.7% to 8.1% over 2012 FFO of $4.44 per share. Core FFO per share for the year ending December 31, 2013, which excludes items that do not represent ongoing expenses or revenue streams, is projected to be between $4.70 and $4.85. This guidance represents projected core FFO growth of 5.4% to 8.7% over 2012 core FFO of $4.46 per share. A reconciliation of the range of 2013 projected net income to projected FFO and core FFO follows:

Low - High

Net income available to common stockholders per diluted share	$1.37 – 1.52

Add:

Real estate depreciation and amortization	$3.43

Less:

Dilutive impact of convertible stock	$(0.15)

Projected FFO per diluted share	$4.65 – 4.80

Adjustments for items that do not represent core expenses and revenue streams	$0.05

Projected core FFO per diluted share	$4.70 – 4.85

The 2013 guidance provided by Digital Realty in this press release is based on the following assumptions as of February 15, 2013:

•	Data center space delivered representing approximately $986 million of investment and generating ROI of 10% – 12%;

•	Digital Design Services revenue of $2 – $4 million;

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

•	Acquisitions of income producing properties totaling $300 – $400 million at an average cap rate of 7.25% – 7.75%;

•	Development and redevelopment capital expenditures of $850 – $950 million;

•	Portfolio capital expenditures (recurring and non-recurring) of $60 – $75 million;

•	Total G&A expenses of $65 – $68 million;

•	Transaction expenses of $6 – $9 million; and

•	FX rates (USD per currency): Euro = 1.30; Pound = 1.57; SGD = 0.81; and AUS = 1.03.

Investor Conference Call Details

Digital Realty will host a conference call on Friday, February 15, 2013 at 10:00 am PT / 1:00 pm ET to discuss its fourth quarter and full year 2012 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael F. Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (888) 701-6680 (domestic callers) or +1 (706) 634-5458 (international callers) and quote the conference ID #88753411 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Friday, March 1, 2013. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID #88753411. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 117 properties, excluding three properties held as investments in unconsolidated joint ventures, comprise approximately 21.9 million square feet as of February 15, 2013, including 2.4 million square feet of space held for development. Digital Realty’s portfolio is located in 32 markets throughout Europe, North America, Asia and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the Company’s 2013 guidance and its underlying assumptions, supply and demand for data center space, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development and redevelopment plans, and expected timing, size and IT capacity of development and redevelopment projects, and expectations regarding the Company’s future growth and success. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties or businesses; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission,

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating Revenues:
Rental	$272,906	$214,264	$990,715	$820,711
Tenant reimbursements	75,147	52,010	272,309	211,811
Construction management	1,525	4,338	8,428	29,286
Other	158	—	7,615	902

Total operating revenues	349,736	270,612	1,279,067	1,062,710

Operating Expenses:
Rental property operating and maintenance	106,095	81,698	380,176	307,922
Property taxes	19,682	9,458	69,475	49,946
Insurance	2,647	2,014	9,600	8,024
Construction management	184	2,388	1,596	22,715
Depreciation and amortization	107,718	80,612	382,553	310,425
General and administrative	13,441	12,542	57,209	53,624
Transactions	5,331	601	11,120	5,654
Other	—	—	1,260	90

Total operating expenses	255,098	189,313	912,989	758,400

Operating income	94,638	81,299	366,078	304,310
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	1,733	1,296	8,135	4,952
Interest and other income	(116)	398	1,892	3,260
Interest expense	(40,350)	(36,856)	(157,108)	(149,350)
Tax (expense) benefit	(10)	1,164	(2,647)	42
Loss from early extinguishment of debt	—	(104)	(303)	(1,088)

Net Income	55,895	47,197	216,047	162,126
Net income attributable to noncontrolling interests	(1,329)	(1,481)	(5,713)	(5,861)

Net Income Attributable to Digital Realty Trust, Inc.	54,566	45,716	210,334	156,265
Preferred stock dividends	(9,751)	(9,726)	(38,672)	(25,397)

Net Income Available to Common Stockholders	$44,815	$35,990	$171,662	$130,868

Net income per share available to common stockholders:
Basic	$0.36	$0.34	$1.48	$1.33
Diluted	$0.36	$0.34	$1.48	$1.32
Weighted average shares outstanding:
Basic	123,824,957	105,134,719	115,717,667	98,405,375
Diluted	124,145,590	105,584,344	116,006,577	99,169,749

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$661,058	$555,113
Acquired ground leases	13,658	6,214
Buildings and improvements	7,662,973	5,253,754
Tenant improvements	404,830	303,502

Total investments in properties	8,742,519	6,118,583
Accumulated depreciation and amortization	(1,206,017)	(900,044)

Net investments in properties	7,536,502	5,218,539
Investment in unconsolidated joint ventures	66,634	23,976

Net investments in real estate	7,603,136	5,242,515
Cash and cash equivalents	56,281	40,631
Accounts and other receivables, net	168,286	90,580
Deferred rent	321,715	246,815
Acquired above market leases, net	65,055	29,701
Acquired in place lease value and deferred leasing costs, net	495,205	335,381
Deferred financing costs, net	30,621	29,849
Restricted cash	44,050	55,165
Other assets	34,865	27,929

Total Assets	$8,819,214	$6,098,566

LIABILITIES AND EQUITY
Global revolving credit facility	$723,729	$275,106
Unsecured term loan	757,839	—
Unsecured senior notes, net of discount	1,738,221	1,441,072
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	792,376	947,132
Other secured loan	—	10,500
Accounts payable and other accrued liabilities	646,427	315,133
Accrued dividends and distributions	93,434	75,455
Acquired below market leases, net	148,233	85,819
Security deposits and prepaid rents	154,171	101,538

Total Liabilities	5,320,830	3,518,155

Equity:
Stockholders’ equity	3,468,305	2,522,917
Noncontrolling interests	30,079	57,494

Total Equity	3,498,384	2,580,411

Total Liabilities and Equity	$8,819,214	$6,098,566

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income available to common stockholders	$44,815	$45,615	$35,990	$171,662	$130,868
Adjustments:
Noncontrolling interests in operating partnership	1,336	1,574	1,530	6,157	6,185
Real estate related depreciation and amortization (1)	106,797	100,994	80,086	378,970	308,547
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	727	710	985	3,208	3,688
Gain on sale of assets held in unconsolidated joint venture	—	—	—	(2,325)	—

FFO available to common stockholders and unitholders (2)	$153,675	$148,893	$118,591	$557,672	$449,288

Basic FFO per share and unit	$1.21	$1.18	$1.08	$4.65	$4.36
Diluted FFO per share and unit (2)	$1.16	$1.13	$1.02	$4.44	$4.06
Weighted average common stock and units outstanding
Basic	127,515	126,243	109,603	119,861	103,053
Diluted (2)	137,510	137,304	123,875	131,467	119,404

(1) Real estate related depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	107,718	101,840	80,612	382,553	310,425
Non-real estate depreciation	(921)	(846)	(526)	(3,583)	(1,878)

	$106,797	$100,994	$80,086	$378,970	$308,547

(2)	At December 31, 2012, we had 4,937 series D convertible preferred shares outstanding that were convertible into 3,143 common shares on a weighted average basis for the three months ended December 31, 2012. For the three months ended December 31, 2012, we have excluded the effect of dilutive series E and series F preferred stock, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E and series F preferred stock, which we consider highly improbable; if included, the dilutive effect for the three months ended December 31, 2012 would be 7,116 shares. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,531 common shares on a weighted average basis for the three months ended December 31, 2012. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
FFO available to common stockholders and unitholders	$153,675	$148,893	$118,591	$557,672	$449,288
Add: Series C convertible preferred dividends	—	—	1,402	1,402	6,077
Add: Series D convertible preferred dividends	1,697	1,723	2,398	8,212	13,394
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	16,200	16,200

FFO available to common stockholders and unitholders — diluted	$159,422	$154,666	$126,441	$583,486	$484,959

Weighted average common stock and units outstanding	127,515	126,243	109,603	119,861	103,053
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	321	327	450	289	764
Add: Effect of dilutive series C convertible preferred stock	—	—	2,778	814	3,017
Add: Effect of dilutive series D convertible preferred stock	3,143	4,219	4,660	4,017	6,242
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,531	6,515	6,384	6,486	6,328

Weighted average common stock and units outstanding — diluted	137,510	137,304	123,875	131,467	119,404

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
FFO available to common stockholders and unitholders — diluted	$159,422	$154,666	$126,441	$583,486	$484,959
Termination fees and other non-core revenues (3)	(158)	(1,052)	(111)	(9,034)	(2,953)
Significant transaction expenses	5,331	504	601	11,120	5,654
Loss from early extinguishment of debt	—	—	104	303	1,088
Change in fair value of contingent consideration (4)	(1,051)	—	—	(1,051)	—
Other non-core expense adjustments (5)	—	923	—	1,260	174

CFFO available to common stockholders and unitholders — diluted	$163,544	$155,041	$127,035	$586,084	$488,922

Diluted CFFO per share and unit	$1.19	$1.13	$1.03	$4.46	$4.09

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Relates to earn-out contingency in connection with Sentrum Portfolio acquisition.
(5)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

Note Regarding Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net, (vi) change in fair value of contingent consideration and (vii) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.